UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2011

ARCHER-DANIELS-MIDLAND COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-44	41-0129150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4666 Faries Parkway Decatur, Illinois	62526
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (217) 424-5200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 4, 2011, Archer-Daniels-Midland Company (the “Company”) announced that Steven R. Mills, its Senior Executive Vice President, Performance and Growth, has elected to retire as of February 7, 2012. In connection with Mr. Mills’ planned retirement, the Company has entered into an agreement that governs the terms of his ceasing to be an active employee and an officer of the Company (the “Separation Agreement”).

In consideration for non-competition and non-solicitation covenants and other provisions contained in the Separation Agreement, the Company will: (i) pay Mr. Mills cash in the amount of $1,800,000, to be paid as a first installment of $450,000 on or about November 15, 2011 and a second installment of $1,350,000 on or about February 15, 2012; (ii) pay Mr. Mills a cash payment equal to 50% of the aggregate difference between the option strike price and the fair market value, as defined in the Separation Agreement, of the underlying securities for all stock options currently held by Mr. Mills that will not be vested as of February 7, 2012 and will not continue to vest under the terms of the granting document, to be paid on or about February 15, 2012; (iii) transfer to Mr. Mills, on or about February 7, 2012, the title of the Company-owned car currently used by him; and (iv) extend Mr. Mills’ healthcare coverage until February 28, 2013 on the same terms as would have been available to him had he remained employed by the Company through such date. These benefits are subject to customary terms and conditions under the Separation Agreement. A copy of the Separation Agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference in response to this Item 5.02. The foregoing description of the Separation Agreement is qualified in its entirety by reference to the full text of such agreement.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On November 3, 2011, the Company held its 2011 Annual Meeting of Stockholders. The following proposals were voted on at the meeting with the following results:

Proposal No. 1. All nominees for election to the Board of Directors listed in the proxy statement for the 2011 Annual Meeting were elected as follows:

Nominee	For	Against	Abstain	Broker Non-Votes
G. W. Buckley	455,411,345	12,124,887	1,778,220	72,066,594
M. H. Carter	452,814,564	14,870,963	1,628,925	72,066,594
T. K. Crews	462,962,084	4,665,443	1,686,925	72,066,594
P. Dufour	443,711,390	23,767,218	1,835,844	72,066,594
D. E. Felsinger	432,726,201	34,746,370	1,841,881	72,066,594
A. Maciel	453,669,071	13,950,016	1,695,365	72,066,594
P. J. Moore	441,380,646	26,030,630	1,903,176	72,066,594
T. F. O’Neill	460,791,731	6,755,899	1,766,822	72,066,594
K. R. Westbrook	451,999,136	15,701,536	1,613,780	72,066,594
P. A. Woertz	446,395,338	21,204,568	1,714,546	72,066,594

Proposal No. 2. The appointment of Ernst & Young LLP as independent accountants for the fiscal year ending June 30, 2012 was ratified at the meeting by the following votes:

For	Against	Abstain
534,007,501	5,890,604	1,482,941

Proposal No. 3. The compensation of the Company’s named executive officers was approved, on an advisory basis, by the following votes:

For	Against	Abstain	Broker Non-Votes
381,250,469	82,982,924	5,081,059	72,066,594

Proposal No. 4. The stockholders approved, on an advisory basis, the holding of the advisory vote on executive compensation on an annual basis by the following votes:

1 Year	2 Years	3 Years	Abstain	Broker Non-Votes
424,039,389	2,150,057	38,792,049	4,332,957	72,066,594

Proposal No. 5. The First Stockholder’s Proposal (regarding political contributions) was defeated as follows:

For	Against	Abstain	Broker Non-Votes
15,682,836	402,421,913	51,209,703	72,066,594

Proposal No. 6. The Second Stockholder’s Proposal (regarding a report on political contributions) was defeated as follows:

For	Against	Abstain	Broker Non-Votes
114,977,191	297,063,789	57,273,472	72,066,594

Proposal No. 7. The Third Stockholder’s Proposal (regarding sustainable palm oil) was defeated as follows:

For	Against	Abstain	Broker Non-Votes
22,588,092	367,343,837	79,382,523	72,066,594

The Board of Directors of the Company has determined to include an advisory vote on executive compensation at each Annual Meeting of Stockholders until the next required vote on the frequency of stockholder votes on executive compensation.

Item 9.01 Financial Statements and Exhibits

(d) The following exhibit is filed herewith:

99.1        Agreement, dated as of November 2, 2011, by and between Archer-Daniels-Midland Company and Steven R. Mills.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCHER-DANIELS-MIDLAND COMPANY

Date: November 7, 2011	By	/s/ David J. Smith
David J. Smith
Executive Vice President, Secretary and General Counsel

Exhibit	Description	Method of Filing

99.1	Agreement, dated as of November 2, 2011, by and between Archer-Daniels-Midland Company and Steven R. Mills	Filed Electronically